                                                                   EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

                                                       STATE OF INCORPORATION OR
SUBSIDIARY                                             ORGANIZATION
Krispy Kreme Doughnut Corporation                      North Carolina
Krispy Kreme Distributing Company, Inc.                North Carolina
Krispy Kreme Coffee Company, LLC                       North Carolina
HD Capital Corporation                                 Delaware
HDN Development Corporation                            Kentucky
Krispy Kreme Europe Limited                            United Kingdom
Golden Gate Doughnuts, LLC (1)                         California
Freedom Rings, LLC (1)                                 Delaware

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(1)      Franchises in which the registrant held a majority equity interest as of February 3, 2002.